UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2009.

Duckwall-ALCO Stores, Inc.

(Exact name of registrant as specified in its charter)

Kansas	0-20269	48-0201080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Cottage

Abilene, Kansas 67410-2832

(Address of principal executive offices) (Zip Code)

(785) 263-3350

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2009, the Compensation Committee of Duckwall-ALCO Stores, Inc., (the "Company") met and approved (i) an increase of the base salary of Tom L. Canfield, a Senior Vice President (“Canfield”) and (ii) the granting of 10,000 stock options under the 2003 Company Incentive Stock Option Plan. Also on September 16, 2009, the Company and Canfield executed an Incentive Stock Option Agreement, incorporated into this Item 5.02 by reference, related to the grant of the aforementioned options.

Effective October 1, 2009 Canfield’s base salary shall be increased to $205,000.00. All other terms and conditions of his current Employment Agreement with the Company remain unchanged.

The aforementioned Incentive Stock Option Agreement for Canfield allows him to participate in the Company's Incentive Stock Option Plan dated May 22, 2003. Under the terms of this Agreement, Canfield is granted the right to buy 10,000 shares of the Company’s common stock at a price equal to $17.89 per share, the price of the Company’s stock as of the close of business September 16, 2009. The Grant Date of the options is September 16, 2009. The aforementioned options vest in four equal annual installments beginning September 16, 2010. The options shall expire five years from the Grant Date.

Item 7.01 Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is an Incentive Stock Option Agreement executed on September 16, 2009, by the Company and Canfield.

Item 9.01. Exhibits.

(d) Exhibits

99.1	Incentive Stock Option Agreement dated September 16, 2009 between the Company and Canfield.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2009	DUCKWALL-ALCO STORES, INC. By: /s/ Larry Zigerelli Larry Zigerelli President and Chief Executive Officer

INDEX TO EXHIBITS

99.1	Incentive Stock Option Agreement dated September 16, 2009 between the Company and Mr. Canfield.